As filed with the Securities and Exchange Commission on July 1, 2021

Registration Nos. 333-19823

333-46391

333-77069

333-95161

333-72836

333-121977

333-171600

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-3 Registration Statement No. 333-19823

Form S-3 Registration Statement No. 333-46391

Form S-3 Registration Statement No. 333-77069

Form S-3 Registration Statement No. 333-95161

Form S-3 Registration Statement No. 333-72836

Form S-3 Registration Statement No. 333-121977

Form S-3 Registration Statement No. 333-171600

UNDER

THE SECURITIES ACT OF 1933

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	04-2976299
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Ten Post Office Square

Boston, Massachusetts 02109

(617) 912-1900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Greg W. Becker

President & Chief Executive Officer

SVB Financial Group

3003 Tasman Drive

Santa Clara, California 95054-1191

(408) 654-7400

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-3 (collectively, the “Prior Registration Statements”) is being filed by Boston Private Financial Holdings, Inc. (the “Registrant” or “Boston Private”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of Boston Private common stock, par value $1.00 per share (the “Shares”), together with any and all other securities registered but unsold as of the date hereof thereunder (note that the share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.

Registration Statement on Form S-3 (File No. 333-19823), filed with the Securities and Exchange Commission on January 15, 1997, as amended on February 11, 1997, registering 730,000 Shares held by certain selling stockholders.

2.	Registration Statement on Form S-3 (File No. 333-46391), filed with the Securities and Exchange Commission on February 17, 1998, registering 789,500 Shares held by certain selling stockholders.

3.	Registration Statement on Form S-3 (File No. 333-77069), filed with the Securities and Exchange Commission on April 27, 1999, registering 800,000 Shares held by certain selling stockholders.

4.	Registration Statement on Form S-3 (File No. 333-95161), filed with the Securities and Exchange Commission on January 21, 2000, registering 3,094,589 Shares held by certain selling stockholders.

5.	Registration Statement on Form S-3 (File No. 333-72836), filed with the Securities and Exchange Commission on November 6, 2001, registering 226,236 Shares held by certain selling stockholders.

6.

Registration Statement on Form S-3 (File No. 333-121977), filed with the Securities and Exchange Commission on January 12, 2005, as amended on April 5, 2005, registering $105,000,000 of trust preferred securities held by certain selling securityholders.

7.

Registration Statement on Form S-3 (File No. 333-171600), filed with the Securities and Exchange Commission on January 7, 2011 registering 20,135,178 Shares, 802 shares of non-cumulative perpetual contingent convertible preferred stock, and warrants to purchase up to 10,886,130 Shares held by certain selling securityholders.

On January 4, 2021, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SVB Financial Group (“SVB”), pursuant to which, on July 1, 2021, the Registrant merged with and into SVB, with SVB continuing as the surviving corporation (the “Merger”).

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on July 1st 2021.

SVB FINANCIAL GROUP As successor by merger to Boston Private Financial Holdings, Inc.

By:	/s/ Daniel J. Beck
Name: Daniel J. Beck
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.